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                                                                      EXHIBIT 99


                           [MCLEOD, INC. LETTERHEAD]


PRESS RELEASE

McLeod, Inc.
221 Third Avenue, SE, Suite 500
Cedar Rapids, IA
Press and Investor Contact: Bryce E. Nemitz
Phone: (319) 364-0000
FAX:   (319) 298-7767


FOR IMMEDIATE RELEASE

MCLEOD, INC. COMPLETES ACQUISITION OF TELECOM*USA PUBLISHING GROUP, INC.

Cedar Rapids, IA, September 23, 1996 -- McLeod, Inc. (NASDAQ/NMS:MCLD) announced today that it has completed its previously announced transaction to purchase 100% of the outstanding shares of Telecom*USA Publishing Group, Inc. McLeod, Inc. is a provider of integrated local and long distance services to business and residential customers primarily in Iowa and Illinois.

As a wholly owned subsidiary of McLeod, Inc., Telecom*USA Publishing will continue to operate from its current Cedar Rapids headquarters location, and will continue its publishing, yellow page advertising, and interactive audiotext services. Telecom*USA Publishing had gross revenues of approximately $51 million for the twelve-month period ended July 31, 1996, and publishes approximately 8 million telephone directories in about 5,000 communities in 15 states in the midwestern United States. Arthur Christoffersen will continue as President and CEO of the new subsidiary. The 600 employees of Telecom*USA Publishing will bring the total number of employees at McLeod, Inc. to approximately 1,800.

"Because nearly three million directories published by Telecom*USA are distributed in McLeod's targeted upper midwest region, we believe this alliance will provide us the opportunity to optimize and simplify our marketing and customer service efforts for both business and residential customers," said Steve Gray, President and Chief Operating Officer of McLeod, Inc.

The acquisition involved a cash payment of approximately $74 million and the assumption of certain Telecom*USA Publishing indebtedness.

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